AstraZeneca PLC
1 Francis Crick Avenue
Cambridge Biomedical Campus
Cambridge, CB2 0AA
United Kingdom
T: +44 (0) 20 3749 5000

astrazeneca.com

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

March 5, 2019

Re:	Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen,

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that AstraZeneca PLC has made disclosure pursuant to those provisions in its Annual Report on Form 20-F for the year ended December 31, 2018, which was filed with the Securities and Exchange Commission on March 5, 2019. The disclosure can be found under the heading “Item 4.B Business Overview—Disclosures Under the Iran Threat Reduction and Syria Human Rights Act of 2012” in the Annual Report on Form 20-F.

Respectfully submitted,

/s/ A C N Kemp
A C N Kemp
Authorized Signatory
AstraZeneca PLC

AstraZeneca PLC
Registered in England No. 2723534
Registered office: 1 Francis Crick Avenue
Cambridge Biomedical Campus
Cambridge, CB2 0AA
United Kingdom